CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated April 30, 2004, with respect to the audit of the financial statements of Royal Capital management, Inc. We also consent to the reference of our firm under the "Experts" and "Summary Financial Information" in the prospectus.

Signed,

/s/ Gately & Associates, LLC

Altamonte Springs, FL

June , 2005